Wellesley Income Fund Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee                         For       Withheld        Percentage For
John J. Brennan         354,788,013     10,899,064                 97.0%
Charles D. Ellis        352,810,317     12,876,761                 96.5%
Emerson U. Fullwood     353,486,891     12,200,186                 96.7%
Rajiv L. Gupta          353,988,887     11,698,190                 96.8%
Amy Gutmann             353,955,251     11,731,827                 96.8%
JoAnn Heffernan Heisen  354,026,528     11,660,550                 96.8%
F. William McNabb III   354,636,562     11,050,516                 97.0%
Andre F. Perold         353,365,341     12,321,737                 96.6%
Alfred M. Rankin, Jr.   353,965,885     11,721,193                 96.8%
Peter F. Volanakis      354,699,688     10,987,390                 97.0%

Proposal 2: - Update and standardize the fund's fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                       For      Abstain      Against        Broker   Percentage
                                                         Non-Votes          For

2a             297,379,133    7,352,692   13,027,285    47,927,968         81.3%
2b             296,229,151    8,629,072   12,900,883    47,927,972         81.0%
2c             291,587,543    8,156,105   18,015,460    47,927,970         79.7%
2d             292,387,114    8,302,737   17,069,253    47,927,974         80.0%
2e             292,432,932    7,994,703   17,331,468    47,927,974         80.0%
2f             294,125,252    8,182,470   15,451,387    47,927,969         80.4%
2g             298,256,117    8,057,938   11,445,054    47,927,969         81.6%